U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 1, 2016

CAPITAL FINANCIAL HOLDINGS, INC.
(Exact name of small business issuer as specified in its charter)

North Dakota	000-25958	45-0404061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

1 Main Street North
Minot, North Dakota 58703
(Address of principal executive offices)

(701) 852-5292
 (Issuer's Telephone Number)

ITEM 1.01. Entry into a Material Definitive Agreement

On September 12, 2016, the Company executed a Uniform Offer to Purchase (the “Agreement”) giving it the right to acquire a commercial office building and associated property (the “Office Building”) located at 1801 Burdick Expressway West, Minot, North Dakota. The seller of the property is Evanmark Enterprises, LLC, a North Dakota limited liability company (the “Seller”). The Seller has no material relationship with the Company.

Pursuant to the terms of the Agreement, the Company had until November 1, 2016 for their “Study Period.” The Study Period allowed for normal association finalization of the approval process for the property, to make assurances that the property and its commercial inspection, zoning, easements, environmental issues and utilities are suitable for the Company’s planned use, and come to an agreement on the list of furniture and fixtures that will transfer to the Company. If the Company discovered the property for any reason could not be suitable for its use, its earnest money would be returned in full to the Company if requested by 4:00 PM on November 1, 2016. The Company did not request the return of its earnest money on November 1, 2016.

After November 1, 2016, the Company’s obligation to close the acquisition of the Office Building is subject to customary closing conditions. The Agreement contains customary representations and warranties by the Seller. Although the Company believes that the acquisition of the Office Building is probable, there can be no assurance that the acquisition of the Office Building will be consummated.

The contract purchase price for the Office Building is $975,000, exclusive of closing costs, with all built-in fixtures and other furniture, fixtures and equipment in the building to remain with the property. The Company has made a $20,000 refundable earnest money deposit. The Company anticipates funding the purchase price with a commercial real estate loan in an amount to be determined and cash on hand. The amount and terms of the financing are not yet determined. The Office Building contains approximately 10,720 square feet of existing office space and three storage sheds that total 3,603 square feet. The consummation of the purchase is subject to the completion of various closing conditions to be met by the parties. If the Company does not close on the purchase, there are circumstances under which it may have the earnest money deposit refunded.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.55	Uniform Offer to Purchase dated September 12, 2016 between Capital Financial Holdings, Inc. and Evanmark Enterprises, LLC

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPITAL FINANCIAL HOLDINGS, INC.
(Registrant)

Dated: November 3, 2016	By:	/s/ John Carlson
John Carlson, Chief Executive Officer